Exhibit 10.7

TOMMY HILFIGER U.S.A., INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 1998

Amended and Restated as of January 1, 2003

FOREWORD

Effective as of January 1, 1998, Tommy Hilfiger U.S.A., Inc. (the “Company”) adopted the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Retirement Plan (the “Plan”). The Plan was amended and restated, effective May 1, 1998, January 1, 1999, January 1, 2001, and most recently, effective as of January 1, 2003.

The purpose of the Plan is to provide a select group of management or highly compensated employees with a supplemental pension pursuant to the terms of the Plan. It is intended that this Plan will constitute an unfunded arrangement for purposes of both the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended.

TABLE OF CONTENTS

Article I—Definitions		1
1.1	Accrued Benefit	1
1.2	Base Salary	1
1.3	Cause	1
1.4	Code	1
1.5	Company	1
1.6	ERISA	2
1.7	Final Average Base Salary	2
1.8	Participant	2
1.9	Plan	2
1.10	Plan Administrator	2
1.11	Retirement Age	2
1.12	Years of Service	2

Article II—Participation		3
2.1	Eligibility	3
2.2	No Retention Rights	3

Article III—Benefits Payment		4
3.1	Benefits	4
3.2	Contributions	4
3.3	Vesting	4
3.4	Benefit Commencement	4
3.5	General Provisions	5

Article IV—Administration		6
4.1	Named Fiduciary and Plan Administrator	6
4.2	General Administration	6
4.3	Participation by Employees of Acquired Employer	6

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TABLE OF CONTENTS

(continued)

Article V—Claims Procedure		7
5.1	Claims Procedures	7
5.2	Satisfaction of Claims	8

Article VI—Miscellaneous		9
6.1	Amendment of the Plan	9
6.2	Termination of the Plan	9
6.3	No Impairment of Benefits	9
6.4	Nonalienation	9
6.5	Tax Withholding	9
6.6	Not an Employment Contract	9
6.7	Source of Benefits	9
6.8	Governing Law	10

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ARTICLE I

Definitions

1.1	“Accrued Benefit” shall mean an amount payable annually to a Participant pursuant to Section 3.1.

1.2	“Base Salary” shall mean the Participant’s annual rate of base pay, without regard to bonuses or any other amount reported as compensation income.

1.3	“Cause” means the occurrence of one of the following:

(a)	Commission by the Participant of a fraud against the Company,

(b)	Conviction of the Participant for aiding or abetting a crime,

(c)	Commission by the Participant of a felony, or of a fraud or a crime involving moral turpitude, or of a business crime,

(d)	Possession or use by the Participant of illegal drugs or prohibited substances,

(e)	Excessive drinking, by the Participant, of alcoholic beverages which impairs the Participant’s ability to perform his duties, or the Participant’s appearance during hours of employment of being under the influence of drugs, substances or alcohol, or

(f)	Gross negligence by the Participant, which has a material adverse effect on the Company, or its reputation.

1.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5	“Company” shall mean Tommy Hilfiger U.S.A., Inc., a Delaware Corporation, and its successors and assigns.

1.6	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.7	“Final Average Base Salary” shall mean the average of a Participant’s Base Salary for the Participant’s last three full calendar years of employment with the Company. In the case of a Participant who has completed less than three full calendar years of employment with the Company, the Base Salary shall be averaged over the actual full calendar years of the Participant’s employment with the Company.

1.8	“Participant” shall mean an individual who is eligible to participate pursuant to Article II.

1.9	“Plan” shall mean the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Retirement Plan.

1.10	“Plan Administrator” shall mean the Company. As Plan Administrator, the Company has delegated responsibility for the day-to-day administration of the Plan to a committee consisting of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President of Human Resources and Administrative Services.

1.11	“ Retirement Age” shall mean age 65.

1.12	“Years of Service” shall mean a Participant’s full calendar years of service with the Company after March 27, 1989. For purposes of determining Years of Service, a Participant who begins working on or before June 30 in the year of employment shall receive a full Year of Service for the calendar year in which the Participant was hired. A Participant beginning employment on or after July 1 in a calendar year shall commence accruing Years of Service on the following January 1, if the Participant is still employed on that date. In no event will a Participant receive credit for a Year of Service if he or she is not actively employed on December 31st of that calendar year.

ARTICLE II

Participation

2.1	Eligibility

Participation in the Plan shall be limited to any persons specifically designated by the Chief Executive Officer to be Participants in this Plan, provided that participation shall be limited to a select group of management or highly compensated employees. Notwithstanding the foregoing, a Participant whose employment is terminated for Cause shall be removed from the Plan and immediately shall forfeit all rights and entitlements under the Plan.

2.2	No Retention Rights

Nothing contained in the Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or employee at any time, regardless of the effect which such discharge shall have upon him or her as a Participant in the Plan.

ARTICLE III

Benefits Payment

3.1	Benefits

A Participant’s vested Accrued Benefit shall be an annual amount equal to 2% of the Participant’s Final Average Base Salary multiplied by the Participant’s Years of Service. For purposes of this Section 3.1, Years of Service shall be limited to a maximum of 25 years. The form of payment shall be an annuity for the Participant’s life.

3.2	Contributions

Contributions sufficient to pay the benefits shall be made by the Company.

3.3	Vesting

A Participant shall become vested in his Accrued Benefit upon the first to occur of the following events:

(a)	The Participant’s completion of 10 Years of Service

(b)	The Participant’s attainment of age 40 and completion of five Years of Service, or

(c)	The Participant’s attainment of age 65.

Notwithstanding the foregoing, a Participant who is terminated for reasons of Cause, as determined by the Plan Administrator, shall forfeit all rights to benefits (whether or not vested). In addition, notwithstanding the foregoing, a Participant may be required, in the sole discretion of the Plan Administrator or its delegate, to execute a receipt and release of claims as a condition of receiving benefits under this Plan.

3.4	Benefit Commencement

A Participant’s benefit shall commence on:

(a)	The first day of the first month beginning after the Participant’s attainment of Retirement Age, or

(b)	The election of benefit commencement by a Participant with a vested Accrued Benefit who has attained the age of 55.

Such benefit shall commence on the first day of the month following the Participant’s election and shall be reduced by 5% per year for each year such benefit is paid before the Participant’s attainment of age 65.

3.5	General Provisions

(a)	The Company shall make no provision for the funding of any benefits payable hereunder that (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Code, or Title I of ERISA, or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations Section 1.83-3(e); and shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan.

(b)	In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of benefit payments, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company’s creditors.

(c)	A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount.

ARTICLE IV

Administration

4.1	Named Fiduciary and Plan Administrator

The Company shall be the “named fiduciary” and the “administrator” of the Plan within the meaning of ERISA.

4.2	General Administration

The Plan Administrator, or its delegate, shall be vested with the general administration of the Plan, and shall have the exclusive and discretionary right to interpret, and make determinations under, the Plan. The interpretations, determinations, actions and records of the Plan Administrator, or its delegate, shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan, unless found by a court of competent jurisdiction to be arbitrary and capricious.

The authority, duties, and responsibilities of the Plan Administrator, or its delegate, shall be those that are considered necessary or appropriate for the proper and efficient operation of the Plan and, including, without limitation, (i) the interpretation of the Plan, and (ii) the approval, payment and review of claims. The Plan Administrator, or its delegate, may adopt such procedures as it may determine for the administration of the Plan, the conduct of meetings, the delegation of authority and the establishment of rules and regulations for the fulfillment of its duties.

4.3	Participation by Employees of Acquired Employer

If, as a result of an acquisition or other corporate transaction, an individual becomes an employee of the Company, or subsidiary or affiliated company, the Company may authorize such employee to participate in this Plan under such terms and conditions as the Company may determine.

ARTICLE V

Claims Procedure

5.1	Claims Procedures

If any Participant files a claim for benefits under this Plan and payment of the benefits is wholly or partially denied, the Plan Administrator, or its delegate, shall, within ninety (90) days after the date the claim for benefits was filed (except that in special circumstances the Plan Administrator, or its delegate, may take an additional ninety (90) days to consider its decision, in which case the Participant will be notified of the extension), provide notice in writing to such Participant, as the case may be, setting forth the specific reason or reasons for denying payment of the benefits stated in a manner calculated to be understood by that individual. The notice shall also make specific reference to the pertinent Plan provision or provisions upon which the denial is based, and shall describe any additional material or information necessary for the claim to be reconsidered along with an explanation of why such material or information is necessary. This notice will also include a statement that the person whose claim has been denied has a right within sixty-one (61) days after written notification of claim denial to request a hearing before the Plan Administrator, or its delegate, for the purpose of carrying out a full and fair review of the claim denial, and a statement of the person’s right to bring a civil action under Section 502(a) of the Act if the claim is denied following review on appeal.

If a hearing is requested by the person whose claim was denied, the Plan Administrator, or its delegate, will decide the issue after such hearing on the basis of the merits of the case. The decision of the Plan Administrator, or its delegate, shall be in writing and shall be rendered no later than sixty (60) days after the request for hearing. However, if the Plan Administrator, or its delegate, finds it necessary to extend this period due to special circumstances and so notifies the person in writing, the decision shall be rendered as soon as practicable, but in no event later than one hundred twenty (120) days after the person’s request for review. This decision shall also include specific reasons for a denial, specific references to the Plan, a statement that the person is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the person’s right to bring an action under Section 502(a) of the Act.

5.2	Satisfaction of Claims

The payment of the benefits due under the Plan to a Participant shall discharge the Company’s obligations under the Plan, and the Participant shall have no further rights under the Plan upon receipt by the Participant of all benefits. The Plan Administrator, or its delegate, as a condition to making any payment, may require the Participant to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, or its delegate.

ARTICLE VI

Miscellaneous

6.1	Amendment of the Plan

Subject to the provisions of Section 6.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Company.

6.2	Termination of the Plan

Subject to the provisions of Section 6.3, the Plan may be terminated at any time by the Company.

6.3	No Impairment of Benefits

Notwithstanding the provisions of Sections 6.1 and 6.2, no amendment to, or termination of, the Plan shall impair any rights to a Participant’s vested Accrued Benefit.

6.4	Nonalienation

Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Plan Administrator, or its delegate.

6.5	Tax Withholding

Any benefits deferred or payable under this Plan shall be subject to any applicable payroll or other taxes required to be withheld by law.

6.6	Not an Employment Contract

This Plan does not contribute a contract of employment between the Participant and the Company, and participation in the Plan does not affect the nature of the employment relationship.

6.7	Source of Benefits

Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future from its general assets. Nothing contained in this Plan, and no actions taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind between the

Company and any Participant, or an obligation to set aside or earmark any monies or other assets specifically for payments under this Plan.

6.8	Governing Law

This Plan shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by ERISA, without reference to principles of conflict of laws, and subject to the sole jurisdiction of the courts thereof.

/s/—Joel Horowitz

Chief Executive Officer

Date: 12/17/02                                              Witness: /s/—Howard Shapiro

AMENDMENT NO.1

TO THE

TOMMY HILFIGER U.S.A., INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2003)

WHEREAS, Tommy Hilfiger U.S.A., Inc. (the “Company”) maintains the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Retirement Plan (the “SERP”) for the benefit of a select group of management or highly compensated employees; and

WHEREAS, the Company desires to amend the SERP to revise the definition of “cause” as that term is used in SERP.

NOW THEREFORE, effective as of the date hereof, the SERP is hereby amended as follows:

Section 1.3 of the SERP is amended to read as follows:

“ ‘Cause’ means the conviction of the Participant for, or admission by the Participant to the Company of participation in or commission of, any of the following acts:

(a) a felony,

(b) any crime involving moral turpitude,

(c) a business crime or fraud against the Company which such crime or fraud has a material adverse effect on the Company, or

(d) the act of aiding or abetting a crime referred to above.

In addition, ‘cause’ includes the participation in or commission of any act by Participant which has a material effect on the Company, or its reputation.

Executed this 30th day of January, 2003.

TOMMY HILFIGER U.S.A., INC.

/S/    JOEL HOROWITZ

Joel Horowitz

Chief Executive Officer